Exhibit 5.1

355 South Grand Avenue Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com

FIRM /AFFILIATE OFFICES

June 25, 2013	Abu Dhabi Barcelona Beijing Boston Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

URS Corporation

600 Montgomery Street, 26th Floor

San Francisco, California 94111-2728

Re:	Amendment No. 1 to Registration Statement on Form S-4 (Registration No. 333-187968); Exchange Offer for up to $400,000,000 in Aggregate Principal Amount of 3.850% Senior Notes Due 2017 and up to $600,000,000 in Aggregate Principal Amount of 5.000% Senior Notes Due 2022 of URS Corporation and URS Fox US LP

Ladies and Gentlemen:

We have acted as special counsel to URS Corporation, a Delaware corporation (“Parent”), URS Fox US LP, a Delaware limited partnership (the “Co-Issuer,” and, together with Parent, the “Issuers”), and each entity listed on Schedule I hereto (the “Guarantors”) in connection with the issuance of up to $400,000,000 in aggregate principal amount of the Issuers’ 3.850% Senior Notes due 2017 and up to $600,000,000 in aggregate principal amount of the Issuers’ 5.000% Senior Notes due 2022 (collectively, the “Exchange Notes”) and the guarantees of the Exchange Notes (the “Guarantees”) by each of the Guarantors, under an indenture, dated as of March 15, 2012 (the “Base Indenture”), among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”), supplemental indentures to the Base Indenture (the “Supplemental Indentures,” and, together with the Base Indenture, the “Indenture”), among the Issuers, the guarantors party thereto and the Trustee, and under a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 17, 2013, as amended by an amendment filed with the Commission on June 25, 2013 (the “Registration Statement”). The Exchange Notes and the Guarantees will be issued in exchange for the Issuers’ outstanding 3.850% Senior Notes due 2017 and 5.000% Senior Notes due 2022 (collectively, the “Private Notes”), as applicable, and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and Guarantees. For purposes of this opinion, the New York Entity refers to URS Corporation – New York, a New York corporation, the Delaware Corporations refer to the Parent, URS Group, Inc., URS Holdings, Inc., Lear Siegler Logistics International, Inc., URS Federal Services, Inc., URS Federal Services International, Inc., URS Federal Support Services, Inc., URS Federal Technical Services, Inc., Rust Constructors Inc., Cleveland Wrecking Company, Signet Testing Laboratories, Inc., URS Operating Services, Inc., URS E&C Holdings, Inc. and URS International, Inc., the Delaware LLC’s refer to Washington Demilitarization Company, LLC, Washington Government Environmental Services Company LLC, URS Nuclear LLC, URS Resources, LLC and URS Professional Solutions LLC, and the California Entities refer to URS Corporation Southern and Aman Environmental Construction, Inc.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuers, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to (a) the internal laws of the State of New York, including, with respect to the New York Entity, the New York Business Corporations Law, (b) with respect to the Delaware Corporations, the Delaware General Corporation Law, (c) with respect to the Delaware LLC’s, the Delaware Limited Liability Company Act, (d) with respect to the Co-Issuer, the Delaware Revised Uniform Limited Partnership Act, and (e) with respect to the California Entities, the California Corporations Code and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of New York, Delaware and California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered in exchange for the Private Notes in the circumstances contemplated by the Registration Statement and Prospectus, the Exchange Notes and the Guarantees will be legally valid and binding obligations of the Issuers and the Guarantors, respectively, enforceable against the Issuers and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) that we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 6.4 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Exchange Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) covenants not to compete, (j) provisions for exclusivity, election or cumulation of rights or remedies, (k) provisions authorizing or validating conclusive or discretionary determinations, (l) grants of setoff rights, (m) proxies, powers and trusts, (n) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (o) the severability, if invalid, of provisions to the foregoing effect. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

With your consent, we have assumed (a) that the Indenture, the Exchange Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Issuers, the Delaware Corporations other than the Parent, the Delaware LLC’s, the California Entities and the New York Entity, which matters have been separately addressed in the opinions of Patton Boggs, LLP, Anchorage, Alaska; in-house counsel of URS Corporation; Cozen O’Connor, P.C., Miami, Florida; Dickinson Wright PLLC, Detroit, Michigan; Parsons Behle & Latimer PLC, Salt Lake City, Utah; Smith Moore Leatherwood LLP, Raleigh, North Carolina; in-house counsel of URS Corporation; and Smith Moore Leatherwood LLP, Greenville, South Carolina, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Issuers and each of the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

SCHEDULE I

Guarantors
1. Aman Environmental Construction, Inc., a California corporation
2. B.P. Barber & Associates, Inc., a South Carolina corporation
3. Cleveland Wrecking Company, a Delaware corporation
4. E.C. Driver & Associates, Inc., a Florida corporation
5. EG&G Defense Materials, Inc., a Utah corporation
6. ForeRunner Corporation, a Colorado corporation
7. Lear Siegler Logistics International, Inc., a Delaware corporation
8. Rust Constructors Inc., a Delaware corporation
9. Signet Testing Laboratories, Inc., a Delaware corporation
10. URS Alaska, LLC, an Alaska limited liability company
11. URS Construction Services, Inc., a Florida corporation
12. URS Corporation, a Nevada corporation
13. URS Corporation – New York, a New York corporation
14. URS Corporation – North Carolina, a North Carolina corporation
15. URS Corporation – Ohio, an Ohio corporation
16. URS Corporation Great Lakes, a Michigan corporation
17. URS Corporation Southern, a California corporation
18. URS E&C Holdings, Inc., a Delaware corporation
19. URS Energy & Construction, Inc., an Ohio corporation
20. URS Federal Services International, Inc., a Delaware corporation
21. URS Federal Services, Inc., a Delaware corporation
22. URS Federal Support Services, Inc., a Delaware corporation
23. URS Federal Technical Services, Inc., a Delaware corporation
24. URS Global Holdings, Inc., a Nevada corporation
25. URS Group, Inc., a Delaware corporation
26. URS Holdings, Inc., a Delaware corporation
27. URS International, Inc., a Delaware corporation
28. URS International Projects, Inc., a Nevada corporation
29. URS Nuclear LLC, a Delaware limited liability company
30. URS Operating Services, Inc., a Delaware corporation
31. URS Professional Solutions LLC, a Delaware limited liability company
32. URS Resources, LLC, a Delaware limited liability company
33. Washington Demilitarization Company, LLC, a Delaware limited liability company
34. Washington Government Environmental Services Company LLC, a Delaware limited liability Company
35. Washington Ohio Services LLC, a Nevada limited liability company
36. WGI Global Inc., a Nevada corporation